Exhibit 99.1

Kimball Electronics, Inc. Announces Appointment of Director Gregory A. Thaxton

JASPER, Ind., April 3, 2017 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the appointment of Gregory A. Thaxton to its Board of Directors (the “Board”), effective immediately. Mr. Thaxton will also serve on the Audit Committee of the Board.

Mr. Thaxton was selected following an extensive national search in partnership with RSR Partners of Northfield, Illinois. The appointment of Mr. Thaxton will enhance the Board’s strategic and financial expertise as well as fill a vacancy left by the resignation of former Board member Christopher B. Curtis.

Mr. Thaxton is Senior Vice President and Chief Financial Officer of Nordson Corporation (NASDAQ: NDSN) a $1.8 billion publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly forty countries. He has more than twenty-five years of experience serving in various domestic and international financial management and leadership roles with Nordson after beginning his career with a Big Four public accounting firm. Mr. Thaxton is a Certified Public Accountant and holds a B.S. degree in accounting from Miami University, as well as an MBA in international management from Baldwin Wallace University.

“Speaking on behalf of our Board, we are honored to have Greg join us to add his knowledge, experience, and counsel, especially given his strong financial background. It was extremely important to us that we recruit not only a very capable, sitting executive, but also an individual who shares our common values and embraces our guiding principles,” said Don Charron, Chairman of the Board and Chief Executive Officer.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety end markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.
CONTACT: Adam W. Smith
Treasurer
Telephone 812.634.4000
E-mail: Investor.Relations@kimballelectronics.com